EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Fiscal 2008 Second Quarter Results

Company Receives $175 Million GO ZONE Bonds Allocation for Planned Synthetic Fuels and Chemicals Facility

LOS ANGELES (May 9, 2008) – Rentech, Inc. (AMEX:RTK) announced today results for its fiscal 2008 second quarter ended March 31, 2008.

Rentech reported revenue of $28.5 million for the second quarter of fiscal 2008, compared to $16.9 million for the comparative quarter in fiscal 2007. Rentech reported a net loss applicable to common shareholders of $22.8 million or ($0.14) per share for the quarter ended March 31, 2008, compared to a net loss applicable to common shareholders of $17.2 million or ($0.12) per share for the quarter ended March 31, 2007. The increase in revenue during the quarter was the result of strong demand and pricing for nitrogen fertilizer products produced at Rentech Energy Midwest Corporation (“REMC”).

Selling, general and administrative (“SG&A”) expenses were $9.0 million for the fiscal quarter ended March 31, 2008, compared to $6.9 million for the comparable period in fiscal 2007. The change in SG&A expenses was primarily due to costs associated with increased personnel, information technology enhancements and professional fees. Research and development (“R&D”) expenses for the fiscal quarter ended March 31, 2008 were $22.1 million as compared to $11.0 million for the comparable period in fiscal 2007. Much of the R&D increase was attributable to expenses incurred for the design of, procurement of equipment for and construction of the Company’s Product Demonstration Unit (“PDU”), a fully integrated synthetic fuels plant in Commerce City, Colorado. Also included in the increase for the current period were expenses incurred for work on advanced catalysts, catalyst separation from crude wax, process optimization and product upgrading.

For the six months ended March 31, 2008, Rentech reported revenue of $76.0 million compared to $52.3 million for the comparative period in fiscal 2007. Rentech recorded a net loss applicable to common stockholders of $46.2 million or ($0.28) per share for the six months ended March 31, 2008, compared to a net loss applicable to common stockholders of $25.9 million or ($0.18) per share for the comparative period in fiscal 2007.

SG&A expenses were $17.8 million for the six months ended March 31, 2008, compared to $13.6 million for the comparable period in fiscal 2007. R&D expenses for the six months ended March 31, 2008 were $38.1 million as compared to $19.4 million for the comparable period in fiscal 2007, primarily due to expenses related to the PDU. Operating expenses for the fiscal year 2008 included an impairment charge of $9.1 million or ($0.06) per share impact arising from the winding down of the REMC conversion project.

As of March 31, 2008, Rentech had cash and cash equivalents of $23.3 million and available for sale securities of $8.3 million.

Commenting on the financial results for the second quarter of fiscal 2008, D. Hunt Ramsbottom, President and CEO of Rentech stated, “REMC continues to perform well, driven by strong demand for biofuels. As a result, we are evaluating opportunities to increase the efficiency of the facility. In addition, we are currently engaged in a company-wide cost review and reduction program that will take corporate spending to a level that can be supported by the free cash flow at REMC.”

This week Rentech received Mississippi Governor Haley Barbour’s approval of its request for an allocation of $175 million in tax-exempt GO ZONE bonds for the Company’s proposed synthetic fuels and chemicals facility near Natchez, Mississippi.

Commenting on the award of the GO ZONE bonds, Mr. Ramsbottom stated, “The selection process was very competitive and we believe the award underscores the importance of the Natchez project to the state and its contribution to domestic energy security. The award is an important step in our capital raising efforts for the project.”

The Company will hold a conference call today, May 9, at 10:00 a.m. PDT, during which time Rentech's senior management will review the Company's financial results for these periods and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 1-888-713-3596 or 1-913-312-0395 and the pass code 6455273. An audio webcast of the call will be available at www.rentechinc.com within the News and Events portion of the site under the Webcasts and Presentations section. A replay will be available by audio webcast and teleconference from 4:00 p.m. PDT on May 9 through midnight PDT on May 16. The replay teleconference will be available by dialing 1-888-203-1112 or 1-719-457-0820 and the pass code 6455273.

RENTECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Total Revenues	$28,533	$16,905	$75,994	$52,334

Cost of Sales	20,616	16,085	57,798	47,768

Gross Profit	7,917	820	18,196	4,566

Operating Expenses	30,397	18,116	64,103	33,345

Operating Loss	$(22,480)	$(17,296)	$(45,907)	$(28,779)

Total Other Expenses	(332)	118	(341)	(37)

Net Loss from Continuing Operations	$(22,812)	$(17,178)	$(46,248)	$(28,816)

Net income from discontinued operations	—	—	—	225
Gain on sale of discontinued operations	16	—	38	2,721
	16	—	38	2,946

Net Loss Applicable to Common Stockholders	$(22,796)	$(17,178)	$(46,210)	$(25,870)

Basic and Diluted Loss per Common Share
Continuing operations	$(0.138)	$(0.121)	$(0.280)	$(0.203)
Discontinued operations	0.000	0.000	0.000	0.021
Basic and Diluted Loss per Common Share	$(0.138)	$(0.121)	$(0.280)	$(0.182)

Basic and Diluted Weighted-Average Number of Common Shares Outstanding	165,435	142,376	164,930	142,155

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Company has developed and patented the Rentech Process which transforms under-utilized domestic energy resources into valuable and clean alternative fuels and chemicals. These energy resources include natural gas, biomass, municipal solid waste, petroleum coke and coal. Rentech Energy Midwest Corporation manufactures and sells fertilizer products including ammonia, urea ammonia nitrate, urea granule and urea solution to the corn-belt region.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as expectations about continued strong demand and pricing for REMC’s products, free cash flows from REMC, its construction of a product demonstration unit and development of additional projects and its ability to utilize any financing allocations. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements include, the ability of Rentech to have the financial means to fund the proposed construction of synthetic fuels plants, whether Rentech’s proposed product demonstration unit will operate successfully and other risks, including those set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of May 9, 2008, and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

For more information

For more information please contact: Julie Dawoodjee, Director of Investor Relations, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.